Exhibit 5.2

Postfach 1548 | CH-8002 Zürich

TE Connectivity Ltd.

Rheinstrasse 20

CH-8200 Schaffhausen

Switzerland

Tyco Electronics Group S.A.

46 Place Guillaume II

L-1648 Luxembourg

Zurich, 20 December 2023

Registration Statement on Form S-3

Dear Sir or Madam

We are acting as special Swiss counsel to TE Connectivity Ltd. (the "Company"). This opinion is being rendered at the request of the Company in connection with the Company’s registration statement on Form S-3 (the "Registration Statement") that is being filed with the U.S. Securities and Exchange Commission (the "SEC") on the date hereof relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of registered shares in the Company, each share having a par value of CHF 0.57 (as such par value may be amended from time to time) (the "Common Shares"), either separately or represented by warrants as well as units to be issued from time to time pursuant to Rule 415 under the Securities Act.

We have not investigated the laws of any jurisdiction other than Switzerland, and do not express an opinion on the laws of any jurisdiction other than Switzerland. We have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including a certified extract, dated 20 December 2023, of the Commercial Register of the Canton of Schaffhausen, Switzerland (the "Commercial Register"), and the Company's articles of association certified to be up-to-date as of 20 December 2023 (the "Articles").

Bär & Karrer	2

In so doing, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all the documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We assume no obligation to advise you of any changes to this opinion that may come to our attention after the date hereof. Further, we assume that if any new Common Shares will be issued as described in the Registration Statement, they will be issued (i) by way of an ordinary share capital increase in accordance with articles 650 et. seq. of the Swiss Code of Obligations ("CO") and the Articles, (ii) within the capital band in accordance with articles 653s et seq. CO and the Articles, in particular Article 5, or (iii) out of conditional share capital in accordance with articles 653 et. seq. CO and the Articles, in particular Article 6. This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that each Common Share of the Company, including such shares as are issued upon exercise of a warrant or upon conversion of units, will be, when issued and delivered on the terms and conditions referred to herein, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus contained in, and which is part of, the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours faithfully,

/s/ Bär & Karrer AG